As filed with the Securities and Exchange Commission on November 4, 2009.

                                                                                                          Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Invesco Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	98-0557567
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1555 Peachtree Street N.E.

Atlanta, Georgia 30309

Telephone: (404) 892-0896

(Address and Telephone Number of Registrant’s Principal Executive Offices)

No. 3 Executive Share Option Scheme

2000 Share Option Plan

Rules of the AMVESCAP International Sharesave Plan

AMVESCAP 1997 Sharesave Scheme

Rules of the AMVESCAP Irish Sharesave Plan

2003 Share Option Plan (Canada)

Rules of the Perpetual Unapproved Share Option Scheme

Trimark Financial Corporation Executive Stock Option Plan

(Full title of the plans)

_________________________________

Kevin Carome

Senior Managing Director and General Counsel

Invesco Ltd.

1555 Peachtree Street N.E.

Atlanta, Georgia 30309

Telephone: (404) 479-2945

Facsimile: (404) 962-8293

(Name, address, and telephone number,

of agent for service)

_________________________________

Copies to: Michael L. Stevens Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street, NW Atlanta, Georgia 30309 Telephone: (404) 881-7970 Facsimile: (404) 253-8858

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company,” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☒	Accelerated filer	☐

Non-Accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Shares, $0.20 par value
To be issued under the No. 3 Executive Share Option Scheme	5,789,685	$24.33	$140,863,036	$7,860.16
To be issued under the 2000 Share Option Plan	12,474,705	$23.39	$291,783,350	$16,281.51
To be issued under the Rules of the AMVESCAP International Sharesave Plan	32,692	$16.40	$536,149	$29.92
To be issued under the AMVESCAP 1997 Sharesave Scheme	127,773	$15.43	$1,971.537	$110.01
To be issued under the Rules of the AMVESCAP Irish Sharesave Plan	22,370	$15.43	$345,169	$19.26
To be issued under the 2003 Share Option Plan (Canada)	166,666	$0.82	$136,666	$7.63
To be issued under the Rules of the Perpetual Unapproved Share Option Scheme	24,767	$42.06	$1,041,700	$58.13
To be issued under the Trimark Financial Corporation Executive Stock Option Plan	13,431	$33.78	$453,699	$25.32
Total	18,652,089	-	-	$24,391.93

(1)

Amount to be registered consists of an aggregate of 18,652,089 shares to be issued pursuant to the exercise of awards to participants under the Plans (as defined below), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plans.

(2)	Determined in accordance with Rule 457(h), the registration fee calculation is based on the weighted average exercise price of the options granted under the applicable plan.

PART I       INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this registration statement will be delivered to participants in each of the No. 3 Executive Share Option Scheme, the 2000 Share Option Plan, the Rules of the AMVESCAP International Sharesave Plan, the AMVESCAP 1997 Sharesave Scheme, the Rules of the AMVESCAP Irish Sharesave Plan, the 2003 Share Option Plan (Canada), the Rules of the Perpetual Unapproved Share Option Scheme, and the Trimark Financial Corporation Executive Stock Option Plan (together, the “Plans”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b) Upon written or oral request, Invesco Ltd. (the “Registrant”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Plan Administrator, Invesco Ltd., 1555 Peachtree Street N.E., Atlanta, Georgia 30309; telephone number (404) 892-0896.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008;

(b)           All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2008 (including, but not limited to, the Registrant’s Current Report on Form 8-K filed with the Commission on May 20, 2009);

(c)           The description of the Registrant’s common shares contained in the Registrant’s Form 8-A filed on May 16, 2008, including any amendment or report filed for the purpose of updating such description; and

(d)           All other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities. Not applicable

Item 5.  Interests of Named Experts and Counsel.

               Not applicable

Item 6. Indemnification of Directors and Officers.

Pursuant to its Bye-Laws, the Registrant will indemnify its officers, directors and employees to the fullest extent permitted by Bermuda law. Such indemnity will extend, without limitation, to any matter in which an officer, director or employee of the Registrant may be guilty of negligence, default, breach of duty or breach of trust in relation to the Registrant or any of its subsidiaries, but will not extend to any matter in which such officer, director or employee is found, by a court of competent jurisdiction in a final judgment or decree not subject to appeal, guilty of any fraud or dishonesty in relation to the Registrant.

The Bermuda Companies Act enables companies to purchase and maintain, and the Registrant’s Bye-laws permit the Registrant to purchase and maintain, insurance for directors and officers against any liability arising from negligence, default, breach of duty or breach of trust against the company. The Registrant maintains such insurance policies on its officers and directors.

Item 7. Exemption from Registration Claimed. Not applicable

Item 8.  Exhibits.

               See the Exhibit Index which is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the

Registrant pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(Signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia, on this 4th day of November, 2009.

                INVESCO LTD.

By: /s/ Martin L. Flanagan Martin L. Flanagan President amd Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Martin Flanagan and Kevin Carome his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date
/s/ Martin L. Flanagan Martin L. Flanagan	President, Chief Executive Officer (Principal Executive Officer) and Director	November 4, 2009
/s/ Loren M. Starr Loren M. Starr	Senior Managing Director and Chief Financial Officer (Principal Financial Officer)	November 4, 2009
/s/ David A. Hartley David A. Hartley	Chief Accounting Officer (Principal Accounting Officer)	November 4, 2009
/s/ Rex D. Adams Rex D. Adams	Director	November 4, 2009
/s/ Sir John Banham Sir John Banham	Director	November 4, 2009

/s/ Joseph R. Canion Joseph R. Canion	Director	November 4, 2009
Ben F. Johnson, III	Director	________ __, 2009
/s/ Denis Kessler Denis Kessler	Director	November 4, 2009
/s/ Edward P. Lawrence Edward P. Lawrence	Director	November 4, 2009
/s/ J. Thomas Presby J. Thomas Presby	Director	November 4, 2009
/s/ James I. Robertson James I. Robertson	Director	November 4, 2009

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description
4.1	Memorandum of Association of Invesco Ltd. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Commission on December 12, 2007)
4.2	Amended and Restated Bye-Laws of Invesco Ltd. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the Commission on December 12, 2007)
5.1	Opinion of Appleby
23.1	Consent of Appleby (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
24.1	Power of Attorney (included on signature page)
99.1	No. 3 Executive Share Option Scheme (incorporated by reference to Exhibit 10.6 to the Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Commission on February 29, 2008)
99.2	2000 Share Option Plan (incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Commission on February 29, 2008)
99.3

Rules of the AMVESCAP International Sharesave Plan (incorporated by reference to Exhibit 10.12 to the Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Commission on February 29, 2008)

99.4	AMVESCAP 1997 Sharesave Scheme
99.5	Rules of the AMVESCAP Irish Sharesave Plan
99.6	2003 Share Option Plan (Canada) (incorporated by reference to Exhibit 10.10 to the Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Commission on February 29, 2008)
99.7	Rules of the Perpetual Unapproved Share Option Scheme
99.8	Trimark Financial Corporation Executive Stock Option Plan